For Immediate Release

Green EnviroTech Holdings Corp. to Present at SeeThruEquity Showcase on June 1st

JAMESTOWN, CA—(Marketwired – May 25, 2017) - Green EnviroTech Holdings, Corp. (OTC PINK : GETH ) will present at the 6th Annual SeeThruEquity Microcap Investor Conference in New York City on Thursday, June 1, 2017 at 10am and will be holding one-on-one meetings for the remainder of the day. The latest presentation can be viewed on the GETH company website.

The conference will be held on June 1, 2017 at the Convene Meeting Space at 101 Park Avenue, New York, NY. Registration begins at 8am and presentations begin at 9am. For those interested in contacting event management please call Amit Tandon, Director of Research for SeeThruEquity, LLC, 845 Third Avenue, 6th Floor, New York, New York, 10022.

Office: 646-495-0939. Email: amit@seethruequity.com Website: www.seethruequity.com

About GreenEnviroTech Holdings GreenEnviroTech Holdings Corp. (GETH) is a pioneer in sustainable development. Our mission is to find and implement practical, economical solutions that will clean up the environment. Our technologies will convert waste into valuable products and help to protect the planet. We create local jobs and stimulate economic growth in the communities where we do business.

For more information on GETH:

www.greenenvirotech.com

CONTACT INFORMATION

Public Relations and Media Contact:

LCG

Headquarter Office

702.333.4886

www.lcginfo.com

About SeeThruEquity LLC

SeeThruEquity LLC has been committed to its core mission: providing impactful, high quality research on underfollowed small cap and microcap equities. SeeThruEquity has pioneered an innovative business model for equity research that is not paid for and is unbiased. SeeThruEquity is the host of acclaimed investor conferences that are the ultimate event for publicly traded companies with market capitalizations less than $1 billion.

If you would like to attend the SeeThruEquity Microcap Investor Conference, please send an email to info@seethruequity.com or call (646) 495-0939.

Forward Looking Statement

This press release contains forward-looking statements that relate to future events, including our ability to raise capital, or to our future financial performance, and involve known and unknown risks, uncertainties and other factors that may cause our actual results, levels of activity, performance, or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by these forward-looking statements. You should not place undue reliance on forward-looking statements since they involve known and unknown risks, uncertainties and other factors which are, in some cases, beyond our control and which could, and likely will, materially affect actual results, levels of activity, performance or achievements. Any forward-looking statement reflects our current views with respect to future events and is subject to these and other risks, uncertainties and assumptions relating to our operations, results of operations, growth strategy and liquidity. We assume no obligation to publicly update or revise these forward-looking statements for any reason, or to update the reasons actual results could differ materially from those anticipated in these forward-looking statements, even if new information becomes available in the future.

For a discussion of these risks and uncertainties, please see our filings with the Securities and Exchange Commission. Our public filings with the SEC are available from commercial document retrieval services and at the website maintained by the SEC at http://www.sec.gov.